Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between HEALTHCARE TRIANGLE, INC. a Delaware corporation (the “Company”) and THYAGARAJAN RAMACHANDRAN (the “Employee”) is signed by the Company and the Employee on April 01, 2023 (the “Effective Date”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 9.

RECITALS

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its equity holders to employ the Employee as the Chief Financial Officer. The Company and the Employee desire to enter into this Agreement to embody the terms of the relationship.

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the parties agree as follows:

Terms and Conditions

1.  EMPLOYMENT. Subject to the terms and conditions set forth in this Agreement, Company hereby offers, and Employee hereby accepts employment with Company in the role of the Chief Financial Officer of the Company, as of the Effective Date.

2.  DUTIES; REPORTING RELATIONSHIP. During the term of this Agreement, the Employee shall serve on a full-time basis as the Chief Financial Officer of the Company and report to the Board. Employee shall perform such duties and responsibilities as directed by the Board of Directors of the Company (the “Board"), consistent with Employee’s position on behalf of Company. Employee shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of his employment with the Company.

3.  OFFICE LOCATION. The Employee will primarily work from the Employee’s home office with visits to the Company’s corporate headquarters in Pleasanton, CA, as needed, including as and when required to travel in the performance of his duties under this Agreement.

4. Compensation and Benefits.

(a)  Base Salary. The Employee’s current base salary shall be $278,000 per annum, subject to applicable withholdings and deductions. The Employee’s salary will be paid in accordance with the regular payroll practices of the Company. During the Employee’s employment with the Company, the Employee’s annual base salary will be reviewed at least annually by the Compensation Committee and/or the Board.

(b)  Performance Bonus. The Employee will be eligible to participate in any bonus program established by the Company and for which the Employee would be eligible. If so, established by the Company, the Employee will be eligible to earn an annual performance bonus up to $100,000 per annum based upon the Employee’s and Company performance and guidelines, subject to applicable deductions and withholdings (the “Performance Bonus”). The Employee must be an employee in good standing on the Performance Bonus payment date to earn and be eligible to receive a Performance Bonus. The Board will determine whether the Employee has earned the Performance Bonus and the amount of any Performance Bonus. There will be a one-time bonus of $50,000 payable in two equal payments in April and May 2023.

(c)  Employee Benefits. The Employee will be eligible to participate in any benefit programs that may be established by the Company in accordance with Company policy. Such participation and receipt of benefits under any such benefit plans shall be on the same terms (including cost-sharing between Company and Employee) as are applicable to other Company Employees and shall be subject to the terms of the applicable plan documents and generally applicable Company policies.

(d)  Expenses. The Employee will be reimbursed for all reasonable, customary and necessary business expenses of the Employee (flights, telephone, hotel, car rental, parking transportation, business meals, office supplies), which are correctly documented and incurred or paid by Employee in the performance of Employee’s duties and responsibilities hereunder, subject to the rules, regulations, and procedures of Company and in effect from time to time.

(e)  Long-Term Incentive Compensation. During the term of the Employee’s employment with the Company, the Employee shall be entitled to participate in any stock option, performance share, profits interest, performance unit or other equity based long-term incentive compensation plan, program or arrangement (the “Plans”) generally made available to management and employees of the Company, on substantially the same terms and conditions as generally apply to such other officers, except that the size of the awards made to the Employee shall reflect the Employee’s position with the Company.

(f)  Vacation. The Employee shall be entitled to four (4) weeks of paid vacation per year, or of pro-rata entitlements in case of termination of this Agreement.

5. Confidentiality and Proprietary Information Obligations.

(a)  Company Policies. As a condition of the Employee’s employment, the Employee agrees to continue to abide by all Company policies, rules, and regulations, including, but not limited to, the policies contained in the employee handbook adopted by the Company. Employee understands that this restriction shall continue to apply after Employee’s employment terminates, regardless of the reason for such termination.

(b)  Third Party Information. In the Employee’s work for the Company, the Employee is expected not to use or disclose, directly or indirectly, any confidential information, proprietary information or trade secrets of the Company, or of any former employer or other third party to whom the Employee and/or the Company has duty and/or obligation of confidentiality. The Employee is expected to use only that information which is publicly known or in public domain and used by persons with training and experience comparable to the Employee’s own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. The Employee hereby agrees that the Employee will not bring onto premises of the Company or use in the Employee’s work for the Company any unpublished documents or property (including but not limited to proprietary information) belonging to any former employer or other third party that the Employee is not authorized to use or disclose. By entering into this Agreement, the Employee represents that the Employee is able to perform the Employee’s job duties within these guidelines.

(c)  Exclusive Property. The Employee agrees that all business and or intellectual property procured, acquired or developed, incidentally or otherwise by the Employee during the Term of this Agreement, at work or otherwise, shall hereby be assigned to Company (or as otherwise directed by Company). Employee agrees that all such intellectual property, business information and knowledge, and proprietary information and know-how developed or acquired by the Employee during their employment with the Company shall remain the permanent and exclusive property of the Company.

6.  NO CONFLICTS. By signing this Agreement, the Employee hereby represents to the Company that, except as previously disclosed to the Company: (a) the Employee’s employment with the Company is not prohibited under any employment agreement or other contractual arrangement; and (b) the Employee does not know of any conflicts that would restrict the Employee’s employment with the Company. The Employee hereby represents that the Employee has disclosed to the Company any contract the Employee has signed that may restrict the Employee’s activities on behalf of the Company, and that the Employee is presently in compliance with such contracts, if any.

7.  TERM AND TERMINATION. The term of this Agreement is for five years from Effective Date (the “Term’’), which shall then automatically renew itself in two-year periods, or until a new mutually acceptable agreement is reached; provided; however, the Employee’s employment hereunder may be terminated during the Term and the Term will end, under the following circumstances:

(a) Termination for Cause. The Employee’s employment hereunder may be terminated by the Company upon simple notice in writing transmitted to the Employee, without the Company (or any of its Affiliates) being bound to pay any compensation whatsoever or accelerated vesting of options if termination is for any of the following reasons determined in good faith by the Board of Directors, each of which constitutes cause (hereinafter, “Cause"):

(i) The Employee becomes physically or mentally disabled to such an extent as to make him unable to perform the essential functions of his duties normally and adequately for a consecutive three-month period. In such a case, the Employee may continue to benefit under short-term and long-term disability insurance plans, subject to the terms of such plans, if any. The Company’s ability to terminate the Employee as a result of any disability shall be to the extent permitted by California or federal law.

(ii) The Employee materially breaches the terms of this Agreement.

(iii) The Employee fundamentally or materially fails to perform his duties as an Employee of the Company and failure to attempt in good faith to implement a clear and reasonable directive from the Board of Directors.

(iv) There is a conclusive determination that the Employee has committed material fraud, theft, embezzlement, or other material criminal act of a similar nature.

(v) The Employee’s material breach of any material term of any confidentiality provision of this Agreement regarding the Company’s or its Affiliates’ confidential or trade secret information.

(vi) The Employee fails to comply, in all material respects, with the laws and regulations applicable to the Company or any of its subsidiaries, including the rules established by, and agreements with, the Company’s securities exchange except when such failure could not reasonably be expected to have a material adverse effect of the Company or any of its subsidiaries.

(b) Voluntary Termination. In the event Employee wishes to resign for any reason, the Employee shall give at least thirty (30) days prior written notice of such resignation to the Board of Directors. Any such notice shall not relieve either the Employee or the Company of their respective obligations to perform under this Agreement or to relieve the Company to compensate the Employee during such notice period for any earned but unpaid salary and bonus and reimburse business expenses incurred but not reimbursed as of his date of termination.

8. Severance Benefits

(a)  Entitlement to Severance Benefits. If the Company (or any successor entity) terminates the Employee’s employment without Cause, or if the Employee resigns the Employee’s employment for Good Reason, the Employee will be eligible to receive, as the Employee’s sole severance benefits (the “Severance Benefits”): (i) severance pay in the form of continuation of the Employee’s base salary in effect as of the employment termination date for 9 months, and (ii) an amount equal to a prorated portion of the Employee’s cash bonus (if the Board set targets are achieved) for the year in which the Termination Date occurs, if any, with such prorated amount determined by multiplying the Employee’s cash bonus for the year in which the termination date occurs by a fraction, the numerator of which is the number of full months during such year in which the Employee was employed and the denominator of which is twelve (12). The Severance Benefits shall be subject to all required payroll deductions and withholdings as determined by the Company. Notwithstanding the foregoing, to be eligible for the Severance Benefits, the Employee must meet the Release Requirements within 45 days after the date of the Employee’s employment termination, and the Employee shall receive no severance if the Employee fails to meet the Release Requirements.

(b)  Acceleration of unvested options. In the event that the Company terminates the Employee’s employment without Cause at a date that is following the Effective Date or there is a Change in Control of the Company, all of Employee’s unvested options shall vest immediately.

9. Definitions.

(a)  Definition of Change of Control. “Change of Control” shall mean the consummation of any one of the following events: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company; (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s outstanding voting power of the surviving entity following the consolidation, merger or reorganization; or (iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s then-outstanding voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company and excluding any such change of voting power resulting from a bona fide equity financing event or public offering of the stock of the Company.

(b)  Definition of Cause. “Cause” for the Company (or any acquirer or successor in interest thereto) to terminate the Employee’s employment shall exist if any of the following occurs: (i) the Employee’s conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (ii) the Employee’s commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company that results (or could reasonably be expected to result) in material harm or injury to the business or reputation of the Company; (iii) the Employee’s material violation of any contract or agreement between the Employee and the Company, or of any Company policy, or of any statutory duty the Employee owes to the Company; or (iv) the Employee’s conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or could reasonably be expected to have resulted in) material harm to the business or reputation of the Company; provided, however, that the action or conduct described in clause (iv) above will constitute “Cause” only if such action or conduct continues after the Board has provided the Employee with written notice thereof and thirty (30) days’ opportunity to cure the same, except that the Board is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure. The determination that a termination is for Cause shall be made in good faith by the Board in its sole discretion.

(c)  Definition of Good Reason. A resignation for “Good Reason” shall mean a resignation of the Employee’s employment within thirty (30) days after the occurrence of any of the following events which is not corrected within fifteen (15) days after the Company (or any successor thereto) receives written notice from the Employee that any of the following events have occurred and that the Employee asserts that grounds for a resignation for Good Reason exists as a result of: (i) without the Employee’s written consent, a material diminution of the Employee’s duties, position or responsibilities; provided, however, a mere change in title or reporting relationship following a Change of Control will not by itself constitute “Good Reason” for the Employee’s resignation, and further provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring entity will not by itself result in a “diminution;” or (ii) without the Employee’s written consent, a reduction by the Company in the Employee’s base salary as in effect immediately prior to such reduction by more than ten percent (10%) (unless such reduction is made pursuant to an across the board reduction applicable to senior Employees of the Company).

10.  Release Requirements. To be eligible to receive the Severance Benefits, the Employee must meet the following requirements (the “Release Requirements”): (a) the Employee must first timely execute, make effective, and deliver to the Company within 45 days after the date of the Employee’s employment termination a general release of all known and unknown claims, in a form acceptable to the Company (which may, at the Company’s election, be incorporated into a separation agreement); and (b) the Employee must not be in material breach of any other agreement or contract between the Employee and the Company at the time of the receipt of such benefits. In the event that, during such time as the Employee continues to receive any Severance Benefits, the Employee materially breaches any other agreement or contract between the Employee and the Company, the Company’s obligation to continue to provide the Severance Benefits will immediately cease in full, and the Employee will not be entitled to receive any additional Severance Benefits as of the date of the Employee’s breach.

11. Miscellaneous.

(a)  Employee Proprietary Information, Inventions Assignment and Non- Competition Agreement. The Employee is required, as a condition to the Employee’s employment with the Company, to sign the Company’s standard Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement in the form attached hereto as EXHIBIT A.

(b)  Entire Agreement. This Agreement and its attachments contain all of the terms of the Employee’s employment with the Company. The employment terms in this Agreement supersede any other agreements or promises made to the Employee by anyone, whether oral or written, concerning the Employee’s employment terms. Changes in the Employee’s employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Board and signed by the Employee and a duly authorized member of the Board.

(c)  Binding Effect; Severability. This Agreement will bind the heirs, personal representatives, successors and assigns of both the Employee and the Company and inure to the benefit of both the Employee and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

(d)  Governing Law; Jury Trial Waiver. The terms of this Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to its principles of conflicts of laws. By signing this Agreement, the Employee irrevocably submits to the exclusive jurisdiction of the courts of the State of California for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. BY SIGNING THIS AGREEMENT THE EMPLOYEE ALSO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENT THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(e)  Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and expenses from the other party to the action or proceeding. For purposes of this Agreement, the “prevailing Party” shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation, judgment or otherwise, and “attorneys’ fees” shall include, without limitation, the reasonable out of pocket attorneys’ fees incurred in retaining counsel for advice, negotiations, suit, appeal or other legal proceeding, including mediation and arbitration.

(f)  Independent Legal Counsel. By signing below, the Employee hereby acknowledges that the Employee has been encouraged to obtain independent legal advice regarding the execution of this Agreement, and that the Employee has either obtained such advice or voluntarily chosen not to do so, and hereby waives any objections or claims the Employee may make resulting from any failure on the Employee’s part to obtain such advice.

(g)  Mutual Drafting. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and .pdf signatures shall be equivalent to original signatures.

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